Exhibit 4.4

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS

BRAZIL MINERALS, INC.

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

$244,000	January 8, 2014

FOR VALUE RECEIVED, the undersigned, Brazil Minerals, Inc. (BMIX.OB), a company organized under the laws of the State of Nevada (the "Company"), promises to pay to the order of Heather U. Baines and Lloyd McAdams AB Living Trust dated 8-10-2001 or its registered assigns (the "Note Holder"), the principal sum of two hundred forty four thousand dollars ($244,000), with interest from the date hereof at the rate of 12% per annum on the unpaid balance hereof until paid.

This Note was issued in connection with the Company's private offering (the "Offering") of units of the Company's securities (the "Units"), each Unit consisting of $25,000 par value 12% Senior Secured Convertible Promissory Notes maturing March 31, 2015 and warrants to purchase 50,000 shares of the Company's Common Stock until Expiration Date (a "Warrant Share"), pursuant to a Subscription Agreement (the "Subscription Agreement") incorporated therein to which the initial Note Holder is a party.

1.           Principal. If not earlier converted into the common stock of the Company (the “Stock”) as described herein, the principal of this Note shall be payable to the Holder on March 31, 2015 ("Maturity Date"). The Note will rank senior to all debt of the Company.

2.           Collateral. The Notes shall be secured by:

(a)	all of the capital equipment (excavator, loading shovel, bulldozer, trucks, motor and pump) to be purchased with the funds from the sale of the Units as described in more detail in Exhibit A of this Note,

(b)	by a pledge of a number of shares of Stock whose value based on the stock bid price is twice (or 200%) the amount in outstanding and unpaid principal and interest of the Notes (the “Stock Coverage”). Stock certificates for the Stock Coverage shall be issued by the Company and deposited in the Company’s account (“Escrow Account”) at Syndicated Capital, Inc. or its successor. The amount of stock in the Stock Coverage shall be increased on the fifth calendar day of each month so that, based on the previous month-end bid price for the stock, the value of the Stock in the account is at least 200% of the aggregate amount of principal and accrued interest as of the previous month-end. The Stock Coverage shall only be returned to the Company upon the full repayment of unpaid principal and interest to the Note Holder, and

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(c)	by cash held in the Escrow Account into which on the fifteenth of each calendar month, the Company shall deposit cash collateral in the amount of $20,000 (the “Sinking Fund Payment”). With 60 days’ notice to the Note Holder during which time the Note Holder may convert the Note into Stock, the Company at its option can on the redemption terms described herein use the cash in this account for the full or partial redemption of the Note’s principal and associated accrued interest on the principal to be redeemed.

3.          Interest. The Notes will bear interest at a rate of 12.0% per year. Interest accrued will be payable on September 30, 2014 and March 31, 2015 and each six months thereafter. Interest on the Notes will be computed using a 360-day year comprised of twelve 30-day months and will accrue from the date of the original issuance of the Notes. If any interest payment date falls on a date that is not normally a business day, such payment of interest (or principal in the case of the Maturity Date or any earlier repurchase date for the Notes) will be made on the next succeeding business day, and no interest or other amount will be paid as a result of any such delay.

If the Note is not paid in full by the Maturity Date, the interest rate payable on the Note shall be adjusted for interest accruable after the Maturity Date from 12% per annum to the lesser of 30% per annum or the maximum statutory rate pursuant to California law and other applicable jurisdiction based on the opinion of legal counsel selected by a majority of Note Holders.

4.          Event of Default. The following Event of Principal Payment Default and Event of Other Payment Default are each defined as “Events of Default.”

(a)	An “Event of Principal Payment Default” shall exist (1) if after the Maturity Date, the principal and interest of the Note continues to have not been paid in full to the Note Holder or (2) whenever the Company has been delinquent at least 30 days in its required filings of all Forms 10-Q and 10-K with the U.S. Securities and Exchange Commission.

(b)	An “Event of Other Payment Default” shall exist after fifteen or more days after the date that any of the following has occurred:
a.	Interest payment not paid when due,
b.	Sinking Fund Payment not paid when due,
c.	Stock Coverage deposit not made when due,
d.	any other required deposit or payment described herein, or
e.	non-performance of Company representations in Section 9.

(c)	If there is an ongoing Event of Default, a Note Holder may deliver to the Company a request in writing that a part or all of Note Holder’s Notes be converted into the Company’s common stock at an adjusted conversion price equal to 50% of the common stock’s Volume Weighted Average Price as reported by Bloomberg (“VWAP”) during the 15 days prior to date that the written conversion request was received by the Company.

(d)	If there is an ongoing Event of Default and if requested in writing by the Note Holder; the Company will grant the request of the Note Holder to convert some or all the Notes unpaid interest and then unpaid principal into the Stock held in the Escrow Account at Syndicated Capital, Inc. For each one dollar of principal and/or accrued interest to be redeemed or paid, the value of the Stock transferred will be two dollars based on the most recent average closing bid price of the stock on the five days before the date of the written withdrawal request.

(e)	If there is an ongoing Event of Default and if requested in writing by the Note Holder; the Company will grant the request of the Note Holder to transfer cash from the Escrow Account at Syndicated Capital, Inc. to an account of the Note Holder as payment for some or all the Notes unpaid interest and then unpaid principal.

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5.           Conversion Events and Mechanics of Conversion.

(a) Conversion. The Note Holder may convert the principal and unpaid interest into the Company's common stock at any time (“Conversion Event”). The Note’s initial Conversion Price is $0.10 per share.

(b) Mechanics of Conversion. The Company shall not be obligated to issue certificates evidencing the common stock issuable upon a Conversion Event unless this Note is either delivered to the Company, duly endorsed, at the California office of the Company, or the Holder notifies the Company that this Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with this Note. As soon as practicable after delivery of the Note, or delivery of an agreement and indemnification in the case of a lost Note, the Company shall issue and deliver to the Holder a certificate or certificates for the number of shares of common stock to which the Holder shall be entitled (the "Conversion Shares"), and a check payable to the Holder in the amount equal to the cash amounts payable as a result of a conversion into fractional shares of such common stock. Any Conversion Event shall be deemed to have occurred immediately prior to the close of business on the date of the Conversion Event, and the Holder entitled to receive the common stock issuable upon such conversion shall be treated for all purposes as the record holder of such common stock on such date.

(c) Registration of Stock. If the Note Holder converts all or a part of the Note into Stock and the Note has been owned by the Note Holder for more than six months and the Note Holder affirms that it is a non-affiliate of the Company and the Note Holder requests that the shares be issued in unrestricted form; the Company affirms that at its expense it will cause to be issued unrestricted shares of the Company’s common shares to the Note Holder.

If based on any other terms of this Note, the Note Holder has received shares of the Company’s stock and the Note Holder has owned these shares for more than six months and the Note Holder affirms that it is a non-affiliate of the Company and the Note Holder requests in writing that the shares be reissued in unrestricted form; the Company affirms that at its expense it will cause to be issued unrestricted shares of the Company’s common shares to the Note Holder.

If for any reason these unrestricted shares are not issued within 15 days of the written request, the number of shares to be issued shall increase by 1% per day until all such share certificates are sent to the investor via traceable courier such as FedEx.

The Note Holder acknowledges by entering into this transaction that it fully understands that such shares cannot be sold without registration whenever the Company is not current with its required filings with the Securities and Exchange Commission.

(d). Subsequent Issuance of Stock. If prior to the repayment of the Note and accrued interest in full, the Company issues or grants the right to purchase new common shares at a price (the “Issue/Grant Price”), less than the Conversion Price, then the Conversion Price will immediately and permanently become the Issue/Grant Price.

(e) Fractional Shares. No fractional shares of common stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the Conversion Price.

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(f) Redemption of the Note before the Maturity Date. On or after six months from the date of the Note, the Company may, at its option, after 60 days prior written notice to the Note Holder (“Redemption Notice”), during which period a Note-holder may elect to convert the Note, redeem via wire transfer all or a portion of the Notes at a call price in cash equal to:

a.	115% of the principal amount of the notes to be called plus accrued and unpaid interest up to the payment date, if the previous 6 month Average Daily Trading Value as reported by Bloomberg on the date of notice is less than $100,000,
b.	109% of the principal amount of the notes to be called plus accrued and unpaid interest up to the payment date, if the previous 6 month Average Daily Trading Value as reported by Bloomberg on the date of notice is greater than $100,000 and less than $500,000,
c.	103% of the principal amount of the notes to be called plus accrued and unpaid interest up to the payment date, if the previous 6 month Average Daily Trading Value as reported by Bloomberg on the date of notice is greater than $500,000

If at any time after the written Redemption Notice, the Company amends any part of the Redemption Notice then the earliest date on which the Note may be redeemed is 60 days after the date of the written amendment notice.

(g) Miscellaneous. The conversion price of the Note (“Conversion Price” or “CP”) is subject to customary adjustment for stock splits, all stock dividends, combinations and all cash dividends.

6.          Transfer Restrictions. The Holder shall not transfer the Note (except to its own affiliate, subsidiary, or shareholders) until (a) it has first given written notice to the Company, describing briefly the manner of any such proposed transfer; and (b) (i) the Company has at its expense received from counsel satisfactory to the Company an opinion that such transfer can be made without compliance with the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and applicable state securities laws, or (ii) a registration statement filed by the Company under the 1933 Act and applicable state securities laws is declared effective by the Securities and Exchange Commission and state securities commissions having jurisdiction.

7.           Currency; Payments. All references herein to "dollars" or "$" are to U.S. dollars, and all payments of principal of, and interest on, this Note shall be made in lawful money of the United States of America in immediately available funds. If the date on which any such payment is required to be made pursuant to the provisions of this Note occurs on a Saturday or Sunday or legal holiday observed in the State of California, such payments shall be due and payable on the immediately succeeding date which is not a Saturday or Sunday or legal holiday so observed.

8.          Representations and Warranties of Holder. Holder hereby represents and warrants that:

(a) Securities Not Acquired For Resale. Holder is acquiring the Note for its own account, not as an agent or nominee, and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws. By executing this Note, Holder further represents with respect to the Note that Holder does not have any present contract, undertaking, understanding or arrangement with any person to sell, transfer or grant participations to such persons or any third person.

(b) Access to Information. The Company has made available to Holder the opportunity to ask questions of and to receive answers from the Company's officers, directors and other authorized representatives concerning the Company and its business and prospects, and Holder has been permitted to have access to all information which it has requested in order to evaluate the merits and risks of the purchase of the Note.

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(c) Regulation D. Holder is an "accredited investor" as defined in Rule 501 under the 1933 Act. In the normal course of business, Holder invests in or purchases securities similar to the Note and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Note.

(d) No Advertisement. Holder acknowledges that the offer and sale of the Note or the common stock into which it converts was not accomplished by the publication of any advertisement.

(e) No Review. Holder understands that no arbitration board or panel, court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, has passed upon or made any recommendation or endorsement of the common stock into which it converts.

9.           Representations and Warranties of Company. Company hereby represents and warrants that:

(a)           Use of Proceeds. The Company represents that the proceeds from the issuance of this Note shall be used solely for the purchase of the equipment as presented in Exhibit A to the Note. If any of the proceeds from the issuance of this Note is not used to purchase this equipment prior to the termination of the Company’s right to purchase this equipment as presented in Exhibit A to this Note, any such unused proceeds from the issuance of this Note shall within two weeks be returned to the Note Holder at the face amount with interest. If the Company should sell the equipment prior to the repayment of the Note’s unpaid principal and interest, the proceeds from the sale shall be deposited in the Escrow Account within 5 days of the receipt of proceeds from the sale of the equipment.

(b)           Form D and Blue Sky Registration. The Company represents that relative to the issuance of the Units, Notes and Warrants; it will at its expense file and in a timely manner file Form D with the S.E.C. and other required forms with state security regulators.

(c)           Corporate Good Standing. The Company represents that it, subsidiaries and affiliates have and will continue to be in corporate good standing in all relevant jurisdictions.

(d)           Legal Authority. The Company represents that it has the legal authority to issue the Note and Warrants.

10.           Survival of Representation and Warranties. All representations and warranties made by Holder and Company shall survive the earlier of (a) the Maturity Date and shall remain effective and enforceable until the earlier to occur of the Maturity Date or (b) the date on which claims based thereon shall have been barred by the applicable statutes of limitation.

11.           Waiver. The Company expressly waives presentment, protest, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, and diligence in collection.

12.           Attorneys' Fees and Costs. In the event of any legal proceedings in connection with this Note, all expenses in connection with such legal proceedings of the prevailing party, including reasonable legal fees and applicable costs and expenses shall be reimbursed by the non-prevailing party upon demand. This provision shall not merge with any enforcement order or judgment on this Note and shall be applicable to any proceeding to enforce or appeal any judgment relating to the Note.

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13.           Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

14.           Successors and Assigns. This Note shall inure to the benefit of the Holder and its successors and permitted assigns and shall be binding upon the undersigned and its successors and permitted assigns. As used herein, the term "Holder" shall mean and include the successors and permitted assigns of the Holder.

15.           Governing Law. The parties acknowledge and agree that this Note and the rights and obligations of all parties hereunder shall be governed by and construed under the laws of the State of California, without regard to conflict of laws principles.

16.           Modification. This Note may not be modified or amended orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced.

17.           Entire Agreement. This Note constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written or oral agreements and understandings with respect to the matters covered hereby.

BRAZIL MINERALS, INC.

a Nevada corporation

/s/ Marc Fogassa
By: Marc Fogassa
Its: Chairman & CEO

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